UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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MGIC Investment Corporation

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MGIC
Investment
Corporation

Notice
of Special
Meeting
of
Shareholders
and
Proxy
Statement

MGIC Investment Corporation

May 29, 2008

Dear Shareholder:

It is my pleasure to invite you to attend our Special Meeting of Shareholders to be held on Friday, June 27, 2008, at the Marcus Center for the Performing Arts in Milwaukee, Wisconsin.

At our special meeting, we will ask shareholders to approve the issuance of more than 19.99% of our Common Stock on conversion of our convertible debentures and to approve amendments to our Articles of Incorporation to increase our authorized Common Stock and implement majority voting for the election of directors in uncontested elections.

Your vote is important. Even if you plan to attend the meeting, we encourage you to sign the enclosed proxy card to vote your shares. Please read our Proxy Statement for more information about our meeting and the voting process.

Sincerely,

Curt S. Culver
Chairman and
Chief Executive Officer

Important Notice regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 27, 2008: Our Proxy Statement is available free of charge at http://mtg.mgic.com/proxyinfo.

MGIC Investment Corporation

Notice of Special Meeting of Shareholders
To Be Held On
June 27, 2008

To Our Shareholders:

A Special Meeting of Shareholders of MGIC Investment Corporation will be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on June 27, 2008, at 8:30 a.m., to vote on the following matters:

(1) Approval of the issuance of more than 19.99% of our Common Stock on conversion of our convertible debentures;

(2) Approval of an amendment to our Articles of Incorporation to increase our authorized Common Stock from 300,000,000 to 460,000,000 shares; and

(3) Approval of an amendment to our Articles of Incorporation to implement majority voting for the election of directors in uncontested elections.

Only shareholders of record at the close of business on May 8, 2008, will be entitled to vote at the special meeting and any postponement or adjournment of the meeting.

By Order of the Board of Directors,
Jeffrey H. Lane, Secretary
May 29, 2008

YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

MGIC Investment Corporation
P.O. Box 488
MGIC Plaza
Milwaukee, WI 53201

Proxy Statement

Our Board of Directors is soliciting proxies for a Special Meeting of Shareholders to be held at 8:30 A.M., Friday, June 27, 2008, at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, and at any postponement or adjournment of the meeting. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on approximately May 29, 2008. If you have any questions about attending our special meeting, you can call our Senior Vice President—Investor Relations at (414) 347-6480.

About the Meeting and Proxy Materials

What is the purpose of the special meeting?

At our special meeting, shareholders will act on the matters outlined in our notice of meeting on the preceding page. They are the approval of the issuance of more than 19.99% of our Common Stock on conversion of our convertible debentures, approval of an amendment to our Articles of Incorporation to increase our authorized Common Stock from 300,000,000 to 460,000,000 shares and approval of an amendment to our Articles of Incorporation to implement majority voting for the election of directors in uncontested elections.

Who is entitled to vote at the special meeting?

Only shareholders of record at the close of business on May 8, 2008, the record date for the meeting, are entitled to receive notice of and to participate in the special meeting. For each share of Common Stock that you held on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 125,064,064 shares of Common Stock were outstanding and entitled to vote.

What is a proxy?

A proxy is another person you legally designate to vote your shares. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

How do I vote my shares?

If you are a shareholder of record, meaning your shares are registered directly in your name with Wells Fargo Bank Minnesota, N.A., our stock transfer agent, you may vote your shares by completing, signing and returning the enclosed proxy card in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your shares in person.

If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, your broker or nominee has enclosed or provided a voting instruction form for you to use to direct the broker or nominee how to vote your shares.

If you hold shares as a participant in our Profit Sharing and Savings Plan and Trust, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote shares held in your account in accordance with your instructions and the plan terms. The plan trustees may vote the shares for you if your proxy card is not received at least five days before the special meeting date.

Can I change my vote after I return my proxy card?

Yes, you can revoke your proxy at any time before your shares are voted by advising our Secretary in writing, by submitting a signed proxy with a later date, or by voting in person at the special meeting. If your shares are held in street name by a broker, bank or nominee, or in our Profit Sharing and Savings Plan and Trust, you must follow the instructions of the broker, bank, nominee or plan trustee on how to change your vote.

How are the votes counted?

A quorum is necessary to hold the special meeting and will exist if a majority of the 125,064,064 shares of Common Stock outstanding on the record date are represented, in person or by proxy, at the meeting. Votes cast by proxy or in person at the meeting will be counted by Wells Fargo Bank Minnesota, N.A., which has been appointed by our Board to act as inspector of election for the meeting.

Shares represented by proxy cards marked “Abstain” will be counted to determine the presence of a quorum, but will not be counted as votes for or against any matter. “Broker non-votes,” which occur when a broker or other nominee does not have authority to vote on a particular matter without instructions from the beneficial owner of the shares and has not received such instructions, will be counted for quorum purposes but will be not be counted as votes for or against any matter.

What are the Board’s recommendations?

Our Board of Directors recommends a vote FOR approval of the issuance of more than 19.99% of our Common Stock on conversion of our convertible debentures (Item 1), FOR approval of an amendment to our Articles of Incorporation to increase our authorized Common Stock from 300,000,000 to 460,000,000 shares (Item 2) and FOR approval of an amendment to our Articles of Incorporation to implement majority voting for the election of directors in uncontested elections (Item 3).

If you sign and return a proxy card without specifying how you want your shares voted, the named proxies will vote your shares in accordance with the recommendations of the Board for all Items.

Will any other items be acted upon at the special meeting?

No other business will be presented at the special meeting.

What are the deadlines for submission of shareholder proposals for the next annual meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the SEC’s rules. Proposals intended for inclusion in next year’s proxy materials must be received by our Secretary no later than December 11, 2008.

Under our Bylaws, a shareholder who wants to bring business before the annual meeting that has not been included in the proxy materials for the meeting, or who wants to nominate directors at the meeting, must be eligible to vote at the meeting and give written notice of the proposal to our Secretary. The procedures contained in our Bylaws include giving notice to our Secretary at least 45 and not more than 70 days before the first anniversary of the date set forth in our proxy statement for the prior Annual Meeting as the date on which we first mailed such proxy materials to shareholders. For the 2009 annual meeting, the notice must be received by the Secretary no later than February 25, 2009, and no earlier than January 31, 2009. For director nominations, the notice must comply with the Bylaws and provide the information required to be included in the proxy statement for individuals nominated by the Board. For any other proposals, the notice must describe the proposal and why it should be approved, identify any material interest of the shareholder in the matter, and include other information required by the Bylaws.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, our employees may solicit proxies by telephone, facsimile or personal interview. We have also engaged D.F. King & Co., Inc. to provide proxy solicitation services for a fee of $15,000, plus expenses, including charges by brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our Common Stock.

Stock Ownership

The following table identifies holders of more than 5% of the outstanding shares of our Common Stock as of December 31, 2007, based on information filed with the Securities and Exchange Commission (“SEC”), or a later date if a subsequent SEC filing was made before May 1, 2008. The table also shows the amount of our Common Stock beneficially owned by our principal executive officer, our principal financial officer and our three other most highly compensated officers, determined as of the end of our last fiscal year (our “named executive officers”) and all directors and our executive officers as a group. Unless otherwise noted, the parties listed in the table have sole voting and investment power over their shares, and information regarding the directors and named executive officers is given as of May 1, 2008.

	Shares
	Beneficially	Percent
Name	Owned	of Class

Old Republic International Corporation	12,227,159	9.78%
307 North Michigan Avenue Chicago, IL 60601(1)
Capital World Investors	11,278,300	9.02%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071(2)
Eastbourne Capital Management, L.L.C.(3)	9,295,949	7.43%
1101 Fifth Avenue, Suite 370 San Rafael, CA 94901
FMR, LLC	8,157,611	6.52%
82 Devonshire Street Boston, Massachusetts 02109(4)
Putnam, LLC d/b/a Putnam Investments	7,263,789	5.81%
Putnam Investment Management, LLC The Putnam Advisory Company, LLC One Post Office Square Boston, MA 02109(5)
Curt S. Culver(6)	908,776	*
J. Michael Lauer(6)	363,110	*
Lawrence J. Pierzchalski(6)	275,374	*
Patrick Sinks(6)	238,377	*
Jeffrey H. Lane(6)	203,923	*
Daniel P. Kearney(7)	59,860	*
Leslie M. Muma(7)(8)(9)	56,823	*
William A. McIntosh(7)(8)	55,723	*
James A. Abbott(7)(8)	37,128	*
Kenneth M. Jastrow, II(7)(8)	34,338	*
David S. Engelman(7)(8)(10)	33,513	*
Karl E. Case(7)(8)	32,416	*
Thomas M. Hagerty(7)	22,289	*
Michael E. Lehman(7)	8,323	*
Donald T. Nicolaisen(7)	6,675	*
All directors and executive officers as a group (17 persons)(6)(7)(8)	2,612,908	2.07%

*	Less than 1%

(1)	Old Republic International Corporation’s ownership is reported as of January 23, 2008. Old Republic International Corporation, which reported ownership on behalf of itself and several of its wholly owned subsidiaries, reported that it had shared voting and investment power for all of the shares.

(2)	Capital World Investors (“CWI”) and Capital Research Global Investors (“CRGI”) are both divisions of Capital Research and Management Company and registered investment advisers that reported ownership of shares separately because they make separate voting and investment decisions. CWI, which reported ownership of 5,892,000 shares, reported that it had sole voting power with respect to 1,000,000 of the shares and no voting power with respect to the remainder of the shares. CRGI, which reported ownership of 5,296,300 shares, reported that it had sole voting and investment power for all of these shares.

(3)	Ownership of these shares is reported as of April 15, 2008. In their SEC filing regarding these shares, Richard Jon Barry and Eastbourne Capital Management stated that the filing was made jointly as a group, but disclaimed membership in a group, within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended. Mr. Barry and Eastbourne Capital Management have shared voting and investment power for all of the shares. Black Bear Offshore Master Fund, L.P. joined the SEC filing made by Mr. Barry and Eastbourne Capital Management. However, Black Bear Offshore disclaimed membership in a group, within the meaning of Rule 13d-5(b), with Mr. Barry and Eastbourne Capital Management or any other person or entity. In the filing Black Bear Offshore also disclaimed that it is the beneficial owner (as defined in Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended), of any of these shares. Black Bear Offshore shares voting and investment power for 6,519,445 of the shares with Mr. Barry and Eastbourne Capital Management. Black Bear Offshore’s address is c/o CITCO Fund Services (Cayman Islands) Limited Corporate Centre, West Bay Road, P.O. Box 31106-SMB, Grand Cayman, Cayman Islands.

(4)	Includes 8,100,352 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a registered investment adviser and wholly-owned subsidiary of FMR LLC, and 57,259 shares beneficially owned by Pyramis Global Advisors Trust Company (“Pyramis”), a bank and wholly-owned subsidiary of FMR LLC. Edward C. Johnson 3d and FMR LLC, through their control of Fidelity and the investment companies for which Fidelity acts as investment adviser (“Funds”) each has sole investment power as to the 8,100,352 shares owned by the Funds; the Funds’ Boards of Trustees have sole voting power as to such shares. Mr. Johnson and FMR LLC, through their control of Pyramis, each has sole voting and investment power as to 57,259 shares owned by the institutional accounts managed by Pyramis.

(5)	The companies listed, some of which are registered investment advisers, reported ownership as a group and that they have shared voting power for 285,212 shares, no voting power with respect to the remaining shares and shared investment power for all of the shares.

(6)	Includes shares that could be purchased on the record date or within 60 days thereafter by exercise of stock options granted to the executive officers: Mr. Culver — 493,800; Mr. Lauer — 165,200; Mr. Sinks — 60,000; Mr. Pierzchalski — 165,200; Mr. Lane — 97,400; and all executive officers as a group — 1,083,100. Also includes shares held in our Profit Sharing and Savings Plan and Trust by the executive officers: Mr. Culver — 12,673; Mr. Lauer — 53,182; Mr. Sinks — 11,712; and all executive officers as a group — 99,556. Also includes restricted shares over which the executive officer has sole voting power but no investment power: Mr. Culver — 189,604; Mr. Lauer — 29,665; Mr. Sinks — 113,032; Mr. Pierzchalski — 68,640; Mr. Lane — 35,646; and all executive officers as a group — 462,937. Excludes shares underlying restricted stock units (“RSUs”) that cannot be settled in Common Stock within 60 days of the record date: Mr. Culver — 152,000; Mr. Lauer — 82,080; Mr. Sinks — 80,000; Mr. Pierzchalski — 43,200; Mr. Lane — 73,980; and all executive officers as a group — 507,845. Also includes shares for which voting and investment power are shared as follows: Mr. Lauer — 88,543; and all directors and executive officers as a group — 103,573.

(7)	Includes shares underlying RSUs that could be settled in shares of Common Stock within 60 days of the record date as follows: Mr. Abbott — 2,200; Dr. Case — 2,200; Mr. Engelman — 2,200; Mr. Hagerty — 2,200; Mr. Jastrow — 2,200; Mr. Kearney — 2,200; Mr. Lehman — 2,200; Mr. McIntosh — 2,200; Mr. Muma — 2,200; and Mr. Nicolaisen — 850. Such RSUs were granted pursuant to our RSU award program. In addition, the following RSUs, which are held under the Deposit Share Program for Non-Employee Directors under our 2002 Stock Incentive Plan are included in shares because they could be settled in shares of Common Stock within 60 days of the record date: Mr. Abbott — 1,491; Mr. Hagerty— 3,859; Mr. Jastrow — 4,670; Mr. Kearney — 5,733; Mr. Muma — 4,098; and Mr. Nicolaisen — 273. Directors have neither voting nor investment power over the shares underlying any of these RSUs.

Also includes shares held under the Deposit Share Program for Non-Employee Directors under our 1991 Stock Incentive Plan and 2002 Stock Incentive Plan as follows: Mr. Abbott — 14,245; Dr. Case — 14,529; Mr. Engelman — 23,740; Mr. Jastrow — 6,733; Mr. Kearney — 18,375; Mr. McIntosh — 29,675; and Mr. Muma — 14,101. Directors have sole voting power and no investment power over these shares.

Also includes share units held under our Deferred Compensation Plan over which the directors have neither voting nor investment power, as follows: Dr. Case — 12,032; Mr. Hagerty — 8,049; Mr. Jastrow — 17,589; Mr. Kearney — 14,808; Mr. Lehman — 1,374; Mr. Muma — 15,534; and Mr. Nicolaisen — 5,370. All share units are settled in cash on a date selected by the director.

Excludes shares underlying RSUs that cannot be settled in Common Stock within 60 days of the records date: Mr. Abbott — 850; Dr. Case — 850; Mr. Engelman — 850; Mr. Hagerty — 14,096; Mr. Jastrow — 15,949; Mr. Kearney — 850; Mr. Lehman — 850; Mr. McIntosh — 850; Mr. Muma — 850; and Mr. Nicolaisen — 15,094.

(8)	Includes 2,000 shares held under our 1993 Restricted Stock Plan for Non-Employee Directors. The directors have sole voting power and no investment power over these shares.

(9)	Includes 9,132 shares owned by a trust of which Mr. Muma is a trustee and a beneficiary and as to which Mr. Muma disclaims beneficial ownership except to the extent of his interest in the trust.

(10)	Includes 1,569 shares owned by a trust of which Mr. Engelman is a trustee and a beneficiary and as to which Mr. Engelman disclaims beneficial ownership except to the extent of his interest in the trust. Voting and investment power are shared for all shares owned by the trust.

Item 1 — Approval of the Issuance of More Than 19.99% of our Common Stock on Conversion of Convertible Debentures

Background

Through our wholly owned subsidiary Mortgage Guaranty Insurance Corporation, which we refer to as MGIC, we are the leading provider of private mortgage insurance in the United States. During 2007, we experienced adverse loss development in MGIC’s insurance in force and significant incurred losses. In 2007, compared to 2006, our incurred losses increased to $2.365 billion from $614 million, and we had a net loss of $1.670 billion compared to net earnings of $565 million.

As indicated by MGIC’s financial strength ratings, we believe we have more than adequate resources to pay claims on our insurance in force. However, we did not believe that we could participate fully in the mortgage insurance opportunities that we saw for 2008 and subsequent years if we did not raise capital in 2008 to support MGIC’s operations. Our board of directors considered various capital-raising alternatives and decided that we should raise additional capital through a simultaneous public offering of Common Stock and a private placement of junior subordinated debentures convertible into Common Stock.

On March 28, 2008, we sold 42,933,333 shares of Common Stock in a public offering and sold $365 million principal amount of junior subordinated convertible debentures in a private placement. On April 8, 2008, we sold an additional $25 million principal amount of those junior subordinated convertible debentures in a second private placement. We received about $840 million in net proceeds from these sales after underwriting discounts but before deducting other offering expenses. We are using the net proceeds to increase the capital of MGIC and for our general corporate purposes.

Our Common Stock is listed on the New York Stock Exchange, or NYSE. One of the NYSE’s rules limits the number of shares of our Common Stock that the convertible debentures may be converted into to less than 20% of the number of shares outstanding immediately before the issuance of the convertible debentures. We closed the sale of the Common Stock immediately before the sale of the convertible debentures so we can count the Common Stock we sold as outstanding for purposes of computing this NYSE limit. The convertible debentures are initially convertible into approximately 23.1% of our Common Stock outstanding after the Common Stock sale, or 3,911,504 shares above the NYSE limit. We refer to the number of shares above the limit as the excess shares. The number of excess shares may change from the specific number given above due to antidilution adjustments in the convertible debentures. The terms of the convertible debentures provide that we may not issue the excess shares on conversion but must deliver cash in an amount equal to their market value. There is an exception to the NYSE limit if our shareholders approve the issuance of the excess shares and we are asking shareholders to do so.

As described under “Summary of the Material Terms of the Convertible Debentures — Optional cash settlement”, we have the option of either issuing shares of our Common Stock or making a cash payment upon conversion of the convertible debentures after April 6, 2013. The NYSE limit reduces our flexibility with respect to a portion of the convertible debentures because it eliminates our ability to issue shares of our Common Stock upon conversion of the $52.8 million principal amount of convertible debentures corresponding to the excess shares. The requirement that we make a cash payment on conversion may require us to use capital resources that we would prefer to retain for use in our business, or to seek to raise capital that may be available only on unfavorable terms or that may not be available at all. Shareholder approval of the issuance of the excess shares would allow us to choose whether to issue shares or pay cash upon the conversion of the convertible debentures above the NYSE limit. If we choose to issue the excess shares, the equity and voting interests of our shareholders will be diluted. An illustration of the dilutive impact of the issuance of the excess shares is included below.

In addition, shareholder approval will eliminate future changes in the value of the derivative relating to the excess shares described below from affecting our statement of operations. Under US generally accepted accounting principles, or GAAP, upon issuance of the convertible debentures, we determined the value of having an option to purchase the excess shares at the initial conversion price ($13.50 per share). GAAP requires us to record the value of this option separately on the balance sheet as a derivative. Each time we prepare financial statements, we determine the value of this derivative at the end of the financial statement period. Changes in the derivative’s value are reported in earnings. In general, as our stock price increases, the value of the derivative will increase and as our stock price decreases, the value of the derivative will decline. If the value of the derivative has increased compared to the value last recorded in our financial statements, the amount of the change will have the effect of reducing our net income or increasing our net loss. If the value of the derivative has decreased, the amount of the change will have the effect of increasing our net income or decreasing our net loss. At April 30, 2008, the value of the derivative was $20.4 million, an increase of $3.4 million from its value upon issuance of the convertible debentures. If shareholders approve issuance of the excess shares, effective at the date of such approval, the value of the derivative will be re-classified to shareholders’ equity. Subsequent changes in fair value of the derivative would not be recognized within our statement of operations or within shareholders’ equity.

The following table illustrates (i) the number of additional shares of Common Stock that would be outstanding on conversion of the convertible debentures without shareholder approval of this Item 1 and with shareholder approval, and (ii) the related dilution of the voting power and equity interests that would occur on conversion of the convertible debentures with shareholders approval:

Outstanding
Shares
(# or%)

Without shareholder approval of Item 1 — conversion of $337.2 million principal amount of convertible debentures into Common Stock and payment of cash on conversion of remaining $52.8 million principal amount of convertible debentures	150,041,449
With shareholder approval of Item 1 — conversion of $390.0 million principal amount of convertible debentures into Common Stock	153,952,953
Additional shares outstanding on conversion with shareholder approval of Item 1:
Number of shares	3,911,504
As a percent of shares outstanding without shareholder approval (i.e., dilution to the voting and equity interests)	2.6%

This table is based on the number of shares of Common Stock outstanding on May 8, the record date for the Special Meeting, and assumes there are no anti-dilution adjustments to the initial conversion price of the convertible debentures.

Summary of Material Terms of the Convertible Debentures

A summary of the material terms of the convertible debentures is in the chart below. We believe the summary is accurate in all material respects. Shareholders who want to review the complete details can examine the actual terms of the convertible debentures, which are in Exhibit 4.6 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC.

Principal amount:	$390 million

Maturity:	April 1, 2063

Annual interest rate:	9.0%

Option to defer interest payments:	We have the right on one or more occasions to defer the payment of interest on the convertible debentures for one or more consecutive interest periods that do not exceed 10 years without giving rise to an event of default. Deferred interest will accumulate additional interest at an annual rate equal to the annual interest rate then applicable to the convertible debentures, subject to certain limitations in bankruptcy.

Alternative payment mechanism:	If we elect to defer interest payments, we will not be permitted to pay deferred interest on the convertible debentures (and compounded interest thereon) during the deferral period from any source other than the net proceeds from issuance of “qualifying securities”, which includes our Common Stock, qualifying non-cumulative preferred stock and qualifying warrants.

We will not be required to settle deferred interest pursuant to the alternative payment mechanism until we have deferred interest for five consecutive years or, if earlier, we make a payment of current interest during a deferral period.

Restrictions during optional deferral period:	On any date on which accrued interest through the most recent interest payment date has not been paid in full and until such time as all accrued and unpaid interest is paid in full, we will be restricted from certain activities, including declaring or paying any dividends on our Common Stock.

Optional redemption:	Callable prior to April 6, 2013, in whole but not in part, only in the event of a tax event or rating agency event. In any such event, the redemption price will be equal to the greater of the principal amount of the convertible debentures or the present value of the future payments of interest and principal on the convertible debentures discounted at rate based on a US treasury security plus 50 basis points. A tax event occurs if in the opinion of experienced counsel there is a more than an insubstantial risk that interest payments on the convertible debentures are not deductible for federal income purposes. A rating agency event occurs if any rating agency that publishes a rating for us changes reduces the amount of equity credit given to us for the convertible debentures or reduces the amount of time such credit is given compared to the amount at the time the convertible debentures were issued.

On and after April 6, 2013, callable in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the convertible debentures being redeemed plus any accrued and unpaid interest, if the closing sale price of our Common Stock exceeds 130% of the then prevailing conversion price of the convertible debentures for at least 20 of the 30 trading days preceding notice of the redemption (and on the last of the trading days).

Not callable, other than in the event of a specified tax event or rating agency event, during an optional deferral period.

Conversion rights:	Convertible at any time into shares of our Common Stock.

Initial conversion price:	$13.50

Dividend protection and anti-dilution adjustments:	Adjustment upon quarterly cash distributions in excess of $0.025 per share to holders of our Common Stock. Anti-dilution protection also covers stock dividends, subdivisions, combinations, distributions of certain rights and warrants, distributions of property, securities and other assets and certain tender and exchange offers.

Alternative conversion right upon a fundamental change:	Upon the occurrence of a fundamental change, if the current conversion rate multiplied by the price of our stock at time of the fundamental change is less than $1,000, holders will have the option to convert their debentures at an adjusted conversion rate that is increased to equal to the lesser of 250 shares, and $1,000 divided by the current market price of the Common Stock. A fundamental change is a change in control described below or if our Common Stock is no longer listed on a US stock exchange. A change of control would occur, for example, if a person or group of acquired at least 50% of the voting power of our stock entitled to vote for directors, if we merge (excluding certain mergers in which the consideration is stock traded on a US stock exchange and the convertible debentures are convertible into that stock) or in the case of certain changes in the composition of our Board of Directors. A change of control would not occur in certain mergers, including certain mergers in which the consideration is stock traded on a US stock exchange and the convertible debentures are convertible into that stock.

Make-whole adjustment in connection with conversion upon a make-whole fundamental change:	If a make-whole fundamental change occurs prior to April 1, 2063, the conversion rate may be increased for holders of the convertible debentures who convert their convertible debentures in connection with such make-whole fundamental change during the 35 days following the effective date of the make-whole fundamental change. The increase is based on when the make-whole fundamental change occurs and the price of our Common Stock in the make-whole fundamental change. At certain dates and prices there is no increase. If there is an increase, for each $1,000 principal amount of convertible debentures, the increase ranges from 0.36 share to 14.81 shares. A make-whole fundamental change would occur if there was a sale of substantially all of our assets to a person or group or if there was a transaction in which our Common Stock was converted or exchanged for another security, property or cash. However, certain mergers in which the consideration is stock traded on a US stock exchange and the convertible debentures are convertible into that stock are excluded.

Optional cash settlement:	In lieu of issuing shares of our Common Stock upon conversion of convertible debentures occurring after April 6, 2013, we may, at our option, make a cash payment equal to the reference price for all or a portion of the shares of Common Stock otherwise issuable upon conversion. We intend to pay cash only as described under “Capital replacement intent” below.

If the conversion is in respect of a fundamental change and the holders of our shares of Common Stock receive only cash in the fundamental change, the reference price will be the cash amount paid per share in the fundamental change. Otherwise, the reference price will be the average of the closing price of our Common Stock on the 20 trading days up to but not including the conversion date.

Mandatory cash settlement:	Until we have obtained shareholder approval for the issuance of the excess shares, the shares issuable on conversion of the convertible debentures will in no event exceed 19.99% of our Common Stock outstanding immediately before the issuance of the convertible debentures. Prior to shareholder approval for the issuance of the excess shares, if the number of shares issued on conversion would exceed this NYSE limit, we will pay cash for any excess shares.

The cash payment per share of Common Stock will be equal to the reference price described above under “— Optional cash settlement.”

Capital replacement intent:	We intend, to the extent that the convertible debentures provide us with rating agency equity credit at the time of any conversion, redemption or repurchase (by us or any of our subsidiaries) of the convertible debentures, to pay cash in lieu of issuing shares upon a conversion of convertible debentures or the redemption or repurchase price only with the net proceeds received by us from the exchange, sale or issuance, during the 180-day period immediately prior to the date of conversion, redemption or repurchase, of securities that would provide at least as much equity credit to us as the convertible debentures. We may at a future date make this intent binding.

Ranking:	The convertible debentures are unsecured junior subordinated obligations ranking junior to all of our existing and future debt and certain other obligations and structurally subordinated to all indebtedness and other obligations of our subsidiaries.

Shareholder Vote Required

Provided that the total vote cast is a majority of the Common Stock outstanding on the record date, the affirmative vote of a majority of the votes cast on this item is required to authorize the issuance of the excess shares. Abstentions and broker non-votes will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE AUTHORIZATION OF THE ISSUANCE OF THE EXCESS SHARES ON CONVERSION OF THE CONVERTIBLE DEBENTURES. PROXIES WILL BE VOTED FOR APPROVAL UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

Item 2  — Amendment to our Articles of Incorporation to Increase our Authorized Common Stock

We are recommending that shareholders approve an amendment to Article 4 of our Articles of Incorporation to increase to 460,000,000 from 300,000,000 the number of shares of our Common Stock which we are authorized to issue. As of May 1, 2008, (a) 125,064,064 shares of Common Stock were outstanding, (b) 24,977,385 shares may be issued upon the conversion of our convertible debentures, (c) 6,663,868 shares were reserved under our stock incentive plans and (d) 78,352,658 shares are, or, in the case of shares not yet issued, will need to be, reserved to be issued pursuant to our shareholder rights agreement. In addition, assuming that the proposal set forth in Item 1 is approved, 3,911,504 additional shares could, based upon the current conversion price, be issued upon the conversion of our convertible debentures, which would require us to reserve an additional 1,955,752 shares for issuance under our shareholder rights agreement.

Based on the foregoing, 59,074,769 shares remain available. Of these shares, only 39,383,179 could be issued, considering that issuance of these shares would require us to reserve 19,691,590 additional shares under our shareholder rights agreement.

Our Board believes that we should have the flexibility to issue additional shares of Common Stock in the discretion of the Board, without the delay or expense of a special shareholders’ meeting. All available shares, including additional shares authorized by the amendment, will be available for general corporate purposes, including stock dividends, financings, mergers and acquisitions and stock options and other employee benefit programs. At the date of mailing of this proxy statement, we did not have any plans to issue any additional shares of Common Stock, other than the possible issuance of reserved shares under our 2002 Stock Incentive Plan.

Shareholders do not have any preemptive rights to subscribe for any shares of Common Stock, including those authorized by the amendment. Any of the authorized shares of Common Stock may be issued by action of the Board without further action by shareholders, other than as may be required by the rules of the NYSE or the Wisconsin Business Corporation Law, our state of incorporation. (In general, the rules of the NYSE would require approval only for shares issued in certain compensation programs, and in business combinations and certain non-public offerings in which, in both cases, the shares issued equal or exceed 20% of our shares outstanding prior to the combination or offering. The Wisconsin Business Corporation Law would require approval only for shares issued in certain business combinations.) The issuance of Common Stock otherwise than on a pro rata basis to all shareholders may have the effect of diluting the ownership interest and voting power of our existing shareholders. Similarly, the shares authorized by the amendment could be used to discourage or make more difficult a non-negotiated attempt to obtain control of our company. This effect could occur through issuance of additional shares of Common Stock that would dilute the interest in the equity and voting power of a party seeking to gain control, including pursuant to our shareholder rights agreement. We are not aware of any effort to obtain control of our company.

Shareholder Vote Required

The affirmative vote of a majority of the votes cast on the amendment is required for approval of the amendment. Abstentions and broker non-votes will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. PROXIES WILL BE VOTED FOR APPROVAL UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

Item 3 — Amendment to our Articles of Incorporation to Implement Majority Voting for the Election of Directors in Uncontested Elections

Wisconsin law provides that, unless a company’s articles of incorporation provide otherwise, a plurality of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to elect a director; that is, a director nominee who receives the highest number of affirmative votes cast is elected, whether or not such votes constitute a majority including withheld votes. Our Articles of Incorporation do not provide for an alternative standard in director elections. Therefore, our directors currently are elected by a plurality of the votes cast.

In an effort to enhance our directors’ accountability to shareholders, in 2006, our Board amended our Bylaws to require that any director that is elected by less than a “Majority Vote” in an uncontested election (which is an election in which the number of candidates does not exceed the number of directors to be elected) send our Board a resignation. The effectiveness of any such resignation is contingent upon Board acceptance. The Board will accept or reject any such resignation in its discretion after receiving a recommendation made by our Management Development, Nominating and Governance Committee. “Majority Vote” means that when there is a quorum present, more than 50% of the votes cast in the election of such director were “for” the election of such director, with votes cast being equal to the total of the votes “for” the election of such director plus the votes “withheld” from the election of such director.

Several of our institutional shareholders have requested that we strengthen our commitment to majority elections of directors in uncontested elections by amending our Articles of Incorporation so that in uncontested elections any director nominee who does not receive a Majority Vote will not be elected as a director. In light of our Board’s commitment to maintaining shareholder accountability, our Board has determined that it is advisable to implement this request effective with the 2010 Annual Meeting of Shareholders. As a result, our Board has authorized, and recommends that shareholders approve, an amendment to our Articles of Incorporation that would specify that director nominees in an uncontested election would be elected by a Majority Vote. The proposed amendment would add the following to Article 6. of our Articles of Incorporation. Existing Article 6.C. (covering directors elected by holders of preferred stock) would be redesignated as Article 6.D. In a contested election, directors would continue to be elected by a plurality of the votes cast

C. ELECTION OF DIRECTORS

The vote required for election of a director by the shareholders shall, in an election that is a Contested Election, be a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Beginning with the election of directors at the Corporation’s 2010 annual meeting of shareholders, the vote required for election of a director by the shareholders shall, in an election that is not a Contested Election, be a Majority Vote of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. A Majority Vote means that when there is a quorum present more than 50% of the votes cast in the election of such director were “for” the election of such director, with votes cast being equal to the total of the votes “for” the election of such director plus the votes “withheld” from the election of such director. A Contested Election shall occur if, at the

Determination Date, there are more nominees (whether the nominees have been nominated by the Board of Directors, by one or more shareholders, or by a combination of the Board of Directors and one or more shareholders) than directors to be elected in such election. The Determination Date is (x) the day after the meeting of the Board of Directors in which the Board’s nominees for director are approved, when such meeting occurs after the last day on which a shareholder may propose the nomination of a director for election pursuant to the Corporation’s Bylaws, or (y) the day after the last day on which a shareholder may propose the nomination of a director for election pursuant to the Corporation’s Bylaws, when the last day for such a proposal occurs after the meeting of the Board of Directors in which the Board’s nominees for director are approved, whichever of clause (x) or (y) is applicable.

Under Wisconsin law, if an incumbent director nominee is not reelected, the incumbent director will continue to serve on the board of directors until his or her successor is elected and qualified. New nominees not already serving on the Board and who fail to receive a Majority Vote in uncontested elections will not be elected to the Board in the first instance. If the proposed amendment to our Articles of Incorporation is adopted, the Board would determine, under procedures it would adopt, the status of director nominees who are not elected. We expect these procedures, which would be adopted through an amendment to our Bylaws, would be equivalent to the resignation policy adopted by the Board in 2006 and described above.

Our Articles of Incorporation give us the authority to issue 10 million shares of preferred stock, which may be issued in various series. No preferred stock is outstanding and we have no plans to issue any preferred stock. Whenever the terms of any preferred stock that may be issued in the future provide for voting rights in the election of directors, those voting rights would be determined by the terms of the particular series of preferred stock and the Majority Vote provisions of the proposed amendment would not apply.

Shareholder Vote Required

The affirmative vote of a majority of the votes cast on the amendment is required for approval of the amendment. Abstentions and broker non-votes will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO IMPLEMENT MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS. PROXIES WILL BE VOTED FOR APPROVAL UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

MGIC INVESTMENT CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
Friday, June 27, 2008
8:30 A.M. Central Time
MARCUS CENTER FOR THE PERFORMING ARTS
929 North Water Street
Milwaukee, WI

proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting of Shareholders on June 27, 2008.
If you have any questions about attending our Special Meeting of Shareholders, you can call our Senior Vice President — Investor Relations at (414) 347-6480. By signing on the reverse side, I hereby appoint CURT S. CULVER and J. MICHAEL LAUER, and either one of them, as my proxy and attorney-in-fact, with full power of substitution by the Board of Directors of MGIC Investment Corporation (MGIC), to represent and vote, according to my choices specified on this proxy card, all shares of Common Stock of MGIC which I am entitled to vote at the Special Meeting of Shareholders to be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on Friday, June 27, 2008, at 8:30 a.m Central Time, and at any adjournment.
I acknowledge that I have received MGIC’s Notice of Special Meeting and Proxy Statement.
Notice to Participants in MGIC’s Profit Sharing and Savings Plan and Trust: As a participant in the MGIC Investment Corporation Profit Sharing and Savings Plan and Trust (Plan), you have the right to instruct the Plan trustee how to vote the shares of MGIC Common Stock allocated to your account. If you sign, date and return this card in the enclosed reply envelope and it is received by the Plan trustee at least five days before the Special Meeting, shares held in your account will be voted by the Plan trustee in accordance with the voting choices you specify on the reverse side. You may revoke your instructions by delivering a signed proxy card with a later date to the Plan trustee at least five days before the Special Meeting. If your instructions are not timely received or if you do not respond, shares held in your account will be voted by the Plan trustee in accordance with the Plan and applicable law.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June  27, 2008: Our Proxy Statement is available free of charge at http://mtg.mgic.com/proxyinfo.

See reverse for voting instructions.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED
ò Please detach here ò
The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Approval of the issuance of more than 19.99% of MGIC Investment Corporation’s common stock on conversion of convertible debentures.	☐ For	☐ Against	☐ Abstain

2.	Approval of an amendment to our Articles of Incorporation to increase our authorized common stock from 300,000,000 to 460,000,000 shares.	☐ For	☐ Against	☐ Abstain

3.	Approval of an amendment to our Articles of Incorporation to implement majority voting for the election of directors in uncontested elections.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE BY THE UNDERSIGNED SHAREHOLDER. IF A CHOICE IS NOT SPECIFIED FOR ANY ITEM, THIS PROXY WILL BE VOTED FOR THE ITEM.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name appears to the left. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officers and affix corporate seal. When signing as attorney, executor, administrator, trustee or guardian, give full title.